Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)
Registration Statement (Form S-3 No. 333-222632) filed on January 19, 2018 pertaining to the offer and sale of an aggregate of 8,661,083 shares of common stock, par value $0.01 per share, of Oil States International, Inc. by the selling securityholder named in the “Selling Securityholder” section of the prospectus;

2)	Registration Statement (Form S-8 No. 333-190584) pertaining to the Second Amended and Restated 2001 Equity Participation Plan of Oil States International, Inc.; and

3)	Registration Statement (Form S-8 No. 333-63050), pertaining to the Deferred Compensation Plan of Oil States International, Inc.

of our reports dated February 20, 2018, with respect to the consolidated financial statements of Oil States International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Oil States International, Inc. and subsidiaries, included in this Annual Report on (Form 10-K) of Oil States International, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas
February 20, 2018